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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) September 1, 2006

                           National Quality Care, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

        0-19031                                            84-1215959
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(Commission File Number)                       (IRS Employer Identification No.)

      9033 Wilshire Blvd., Suite 501
         Beverly Hills, California                                90211
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 (Address of Principal Executive Offices)                      (Zip Code)

                                 (310) 550-6242
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS

LICENSE AGREEMENT

         On September 1, 2006, we entered into a License Agreement with Xcorporeal, Inc. granting an exclusive license to all technology relating to our Wearable Artificial Kidney and other medical devices, with no geographic restrictions, that will last for a period of ninety-nine years or until the expiration of our proprietary rights in each item of intellectual property, if earlier. As consideration for granting the license, we will receive a minimum annual royalty of $250,000, or 7% of gross sales less research, development and indirect costs attributable to the technology, if higher. Also, designated costs related to the continuing development of the technology will be covered.

MERGER AGREEMENT

         On September 1, 2006, we entered into a Merger Agreement with Xcorporeal, Inc. which contemplates that either (i) we will enter into a triangular merger in which we will become a wholly-owned subsidiary of Xcorporeal, or (ii) Xcorporeal will issue us shares of its common stock in consideration of the assignment of the technology relating to our Wearable Artificial Kidney and other medical devices.

         In the event of the completion of the merger reorganization, all outstanding shares of our common stock (other than any dissenting shares) would automatically be converted into and become validly issued, fully paid and non-assessable shares of common stock of Xcorporeal, such that all holders of all our shares of common stock would collectively receive an aggregate of 48% of all shares of common stock outstanding as of the date of execution of the Merger Agreement, adjusted for any stock splits or dividends prior to the closing. All of our outstanding warrants and options to purchase shares of our common will be converted in accordance with the same ratio. We anticipate that the merger reorganization generally would be tax free to our stockholders, except with respect to any cash received as a result of exercising any dissenters' rights.

         In the event of the closing of the merger, we will enter into an Asset Assignment and Debt Payment Agreement, pursuant to which our wholly-owned subsidiary, Los Angeles Community Dialysis, Inc. (LACD) will assume all of our and LACD's accounts payable and accounts receivable and arrange for the payment of our obligations to our creditors.

         Xcorporeal will file a registration statement to cover the shares of its common stock to be issued to our stockholders in connection with the closing of the merger. Either party may terminate the merger reorganization in accordance with the provisions of the agreement. Xcorporeal will not have any obligation to issue or deliver any of its shares after December 31, 2006, unless the parties mutually agree to extend such date.

         If the merger is terminated, we will transfer all of our technology relating to our Wearable Artificial Kidney and other medical devices to Xcorporeal, which will deliver to us validly issued, fully paid and non-assessable shares of its common stock in the amount provided above, or if we are not responsible for the termination by reason of a material breach of the Merger Agreement, a 30% stock premium.

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         Subject to satisfaction of conditions prior to closing, our directors, who beneficially own approximately two thirds of our issued and outstanding shares of common stock, have agreed to vote their shares in favor of the merger reorganization.

         As a result, we believe that the number of shares required to approve the merger reorganization have committed to vote to approve the merger and that the merger will be approved by our stockholders. We intend to file either a proxy statement with respect to a meeting of our stockholders to approve the merger reorganization or an information statement with respect to a notice of the approval of the merger reorganization.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

         Dated: September 1, 2006

                                          NATIONAL QUALITY CARE, INC.


                                          By:  /s/ Robert M. Snukal
                                               ---------------------------------
                                               Robert M. Snukal
                                               President and Chief Executive
                                                  Officer


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